FOR IMMEDIATE RELEASE

CONTACT AT INTERNEURON, (617)-402-3410:
         WILLIAM B. BONI
         VP, CORP. COMMUNICATIONS

CONTACT AT TRANSCELL, (609)-655-6900:
         VINCENT L. FABIANO
         EXECUTIVE VP AND COO


                         TRANSCELL AND MERCK ENTER INTO

                      ANTI-BACTERIAL RESEARCH COLLABORATION


LEXINGTON, MA and PRINCETON, NJ, July 7, 1997 - Transcell Technologies, Inc., a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC) and Interneuron today announced that they have entered into a collaborative research and licensing agreement with Merck & Co., Inc. (NYSE: MRK) to discover and commercialize novel antibacterial agents.

The initial focus of this collaboration will be the discovery and biological evaluation of analogues of anti-bacterial compounds selected from two distinct structural classes and the license to Merck of any products arising out of the two research programs. Transcell will utilize its combinatorial technologies to prepare libraries of carbohydrate derivative compounds for biological evaluation and further development. Additionally, Merck has an option to extend the field of the collaboration and license to include all antibacterial pharmaceutical products.

Under this agreement, Transcell receives from Merck an initial licensing payment and research support over two years. In addition, Transcell will receive additional payments based upon the achievement of defined milestones for each program. While there is no assurance these milestones will be reached, these additional payments, combined with the initial licensing payment and research support, could total approximately $48,000,000 if products from both programs were approved by the FDA. In addition, Transcell would receive royalty payments on sales of any products that may be developed based on the research programs.

Certain of the rights licensed to Merck are based on exclusive licenses or rights held by Transcell and Interneuron from Princeton University, which will be entitled to varying percentages of certain payments and royalties received from Merck. Transcell's combinatorial carbohydrate technology is based upon the research of its scientific founders, Dr. Daniel Kahne and Dr. Suzanne Walker of Princeton University.

"Merck's recognition that Transcell's platform of synthetic chemistries and combinatorial technologies can add significant value to its antibacterial drug discovery programs is a very important step in our development of the technology for drug discovery in several therapeutic areas," said Vincent L. Fabiano, executive vice president and chief operating officer of Transcell. "We are pleased to have Merck as our first drug discovery partner. Our partnership, which initially will provide Merck access to libraries of new analogues of two antibiotics, has the potential for expansion into the broad field of antibacterial drug discovery."

Transcell   Technologies,    a   majority-owned    subsidiary   of   Interneuron
Pharmaceuticals, is exploiting the molecular diversity of carbohydrates to discover novel small molecule pharmaceutical products.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous system field, through three other subsidiaries: Intercardia, Inc. focused on cardiovascular disease, Progenitor, Inc. focused on developmental genomics, and InterNutria, Inc. focused on dietary supplement products.

Except for the descriptions of historical facts contained herein, this release contains forward-looking statements that involve risks and uncertainties as detailed from time to time in Interneuron's SEC filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" that could cause Interneuron's actual results to differ significantly from those discussed in the forward-looking statements, including the early stage of development of Transcell's technology, uncertainties related to pre- clinical development, corporate collaborations, clinical trials, patent risks, government regulation, and dependence on third parties for manufacturing and marketing.

                                       ###